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                                                                    Exhibit 21.1

                     List of Subsidiaries of the Registrant


         Name                                              Jurisdiction
         ----                                              ------------
1.       Bruker Daltonics Ltd.                             England

2.       Bruker Daltonique S.A.                            France

3.       Nihon Bruker Daltonics K.K.                       Japan

4.       Bruker Daltonics AG                               Switzerland

5.       Bruker Daltonics Scandinavia AB                   Sweden

6.       ProteiGene, Inc.                                  Massachusetts, USA

7.       Bruker Daltonik GmbH                              Germany

8.       Bruker Saxonia Analytik GmbH*                     Germany

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*    Bruker Saxonia Analytik GmbH ("Saxonia") is an indirect subsidiary of the
     Registrant. Saxonia is 98% owned by Bruker Daltonik GmbH ("Daltonik");
     Daltonik, in turn, is a wholly owned subisdiary of the Registrant.